As filed with the Securities and Exchange Commission on June 30, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VALASSIS COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	38-2760940
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number.)

19975 Victor Parkway

Livonia, Michigan 48152

(734) 591-3000

(Address of Principal Executive Offices, including Zip Code

and Telephone Number)

VALASSIS COMMUNICATIONS, INC. 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full Title of the Plan)

Todd L. Wiseley, Esq.

Valassis Communications, Inc.

19975 Victor Parkway

Livonia, Michigan 48152

(734) 591-3000

(Name, Address, including Zip Code, and Telephone Number,

including Area Code, of Agent for Service)

Copies to:

Amy S. Leder, Esq.

McDermott Will & Emery LLP

340 Madison Avenue

New York, New York 10173

(212) 547-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	5,746,533 shares(3)	$13.38(4)	N/A	N/A
Common Stock, par value $0.01 per share	943,000 shares(5)	$11.69(6)	N/A	N/A
Common Stock, par value $0.01 per share	28,700 shares(5)	$14.21(6)	N/A	N/A
Common Stock, par value $0.01 per share	550,000 shares(5)	$16.18(6)	N/A	N/A
Total (2)	7,268,233 shares	N/A	N/A	N/A

(1)	This Registration Statement also covers (i) any additional shares of Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Registrant’s common stock and (ii) any associated preferred stock purchase rights granted under any rights plan relating to the shares above.

(2)	As described in the Explanatory Note on page 2 of this Registration Statement, the number of shares of common stock registered hereby consists of 7,268,233 shares (the “Carried Forward Shares”), which represents (a) 44,500 shares that were previously available for issuance under the Valassis Communications, Inc. 2005 Executive Restricted Stock Plan (the “2005 Executive Plan”) and registered pursuant to the Registrant’s Registration Statement on Form S-8, filed with the United States Securities and Exchange Commission (the “SEC”) on September 7, 2005 (File No. 333-128158), (b) 4,085 shares that were previously available for issuance under the Valassis Communications, Inc. 2005 Employee and Director Restricted Stock Award Plan (the “2005 Employee and Director Plan”) and registered pursuant to the Registrant’s Registration Statement on Form S-8, filed with the SEC on September 7, 2005 (File No. 333-128158), (c) 210,930 shares that were previously available for issuance under the Valassis Communications, Inc. Broad-Based Incentive Plan (the “Broad-Based Plan”) and registered pursuant to the Registrant’s Registration Statement on Form S-8, filed with the SEC on September 7, 2005 (File No. 333-128158), (d) 8,718 shares that were previously available for issuance under the Valassis Communications, Inc. 2002 Long-Term Incentive Plan (the “2002 Plan”) and registered pursuant to the Registrant’s Registration Statement on Form S-8, filed with the SEC on March 27, 2003 (File No. 333-104072), and (e) 7,000,000 shares that were previously available for issuance under the ADVO, Inc. 2006 Incentive Compensation Plan, as amended (the “ADVO Plan” and, together with the 2005 Executive Plan, the 2005 Employee and Director Plan, the Broad-Based Plan and the 2002 Plan, the “Prior Plans”) and registered pursuant to the Registrant’s Registration Statement on Form S-8, filed with the SEC on May 7, 2007 (File No. 333-142661).

The Registrant is concurrently filing with the SEC post-effective amendments to the Registration Statements on Form S-8 specified in clauses (a) through (e) above deregistering the Carried Forward Shares under the Prior Plans, as applicable. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the SEC (July 1997) and Instruction E to the General Instructions to Form S-8, the Registrant has carried forward the registration fee for the Carried Forward Shares. Therefore, no further registration fee is required.

(3)	Represents the remaining pool of shares available for grant under the Valassis Communications, Inc. 2008 Omnibus Incentive Compensation Plan.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”) based on the average of the high and low prices of the securities being registered hereby on the New York Stock Exchange LLC on June 25, 2008.

(5)	Represents shares of common stock subject to outstanding options under the Valassis Communications, Inc. 2008 Omnibus Incentive Compensation Plan.

(6)	Calculated based on the option exercise price in accordance with Rule 457(h) under the Securities Act.

EXPLANATORY NOTE

The stockholders of Valassis Communications, Inc. (the “Registrant,” the “Company” or “Valassis”) approved the Valassis Communications, Inc. 2008 Omnibus Incentive Compensation Plan (the “Plan”) on April 24, 2008 (the “Stockholder Approval Date”). The Plan provides that shares remaining available for grants under the (i) Valassis Communications, Inc. 2005 Executive Restricted Stock Plan (the “2005 Executive Plan”), (ii) Valassis Communications, Inc. 2005 Employee and Director Restricted Stock Award Plan (the “2005 Employee and Director Plan”), (iii) Valassis Communications, Inc. Broad-Based Incentive Plan (the “Broad-Based Plan”), (iv) Valassis Communications, Inc. 2002 Long-Term Incentive Plan (the “2002 Plan”), and (v) ADVO, Inc. 2006 Incentive Compensation Plan, as amended (the “ADVO Plan” and, together with the 2005 Executive Plan, the 2005 Employee and Director Plan, the Broad-Based Plan and the 2002 Plan, the “Prior Plans”) as of the Stockholder Approval Date are available for grants under the Plan. The Company’s authority to grant new awards under the 2005 Executive Plan, the 2005 Employee and Director Plan, the Broad-Based Plan and the 2002 Plan terminated upon stockholder approval of the Plan.

The purpose of this Registration Statement is to carry forward 7,268,233 shares of the Company’s common stock remaining available for future grant as of the Stockholder Approval Date under the Prior Plans (the “Carried Forward Shares”) to this Registration Statement. The Carried Forward Shares were previously registered under the Registration Statements on Form S-8 set forth in footnote (2) to the “Calculation of Registration Fee” table on the cover page of this Registration Statement. The aggregate registration fee paid with respect to the registration of the Carried Forward Shares on such Registration Statements was approximately $5,290.58.

The Company is concurrently filing with the SEC post-effective amendments to the Registration Statements on Form S-8 set forth in footnote (2) to the “Calculation of Registration Fee” table on the cover page of this Registration Statement deregistering the Carried Forward Shares under the Prior Plans, as applicable. In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC’s Division of Corporation Finance (July 1997) and Instruction E to the General Instructions to Form S-8, this Registration Statement is hereby filed to carry forward the Carried Forward Shares and the $5,290.58 aggregate registration fee previously paid with respect to the registration of those shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the SEC, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not being filed with the SEC as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents of the Company, each as filed with the SEC, are incorporated as of their respective dates in this Registration Statement by reference:

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (File No. 001-10991) filed with the SEC on February 29, 2008 (except to the extent updated by the Current Report on Form 8-K filed with the SEC on May 23, 2008);

(b)	Current Report on Form 8-K (File No. 001-10991) filed with the SEC on May 23, 2008 (which contains updated historical financial statements which reclassify the segment footnote to such historical financial statements to reflect a change in segment reporting);

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2007;

(d)	The description of the Company’s common stock contained in the Registration Statement on Form 8-A filed with the SEC on January 23, 1992 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description; and

(e)	The description of the Company’s Series A Junior Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A filed with the SEC on September 27, 1999 under Section 12(b) of the Exchange Act, as amended by Registration Statements on Form 8-A/A filed with the SEC on November 8, 1999, October 14, 2003 and January 8, 2007, including any other amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective date of filing of each of those reports or documents until the filing of a post-effective amendment to this Registration Statement which indicates either that all securities offered by this Registration Statement have been sold or which deregisters all of the securities under this Registration Statement then remaining unsold.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The Company’s Secretary, Todd L. Wiseley, Esq., has passed upon the validity of the shares of the Company’s common stock to be issued under the Plan, which opinion is included herewith as Exhibit 5.1. Mr. Wiseley beneficially owned as of June 30, 2008 approximately 25,651 shares of the Company’s common stock, which includes currently exercisable options to purchase 24,080 shares of the Company’s common stock. Mr. Wiseley is eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”) permits a Delaware corporation to indemnify any persons who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he/she reasonably believed to be in, or not opposed to, the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his/her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him/her against the expenses which such officer or director actually and reasonably incurred.

In accordance with the Delaware Law, the Restated Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors for violations of their fiduciary duty. This provision eliminates each director’s liability to the Company or its respective stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law or any amendment thereto or successor provision thereto, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

The Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws provide for indemnification to its directors and such of its officers, employees and agents as the Board of Directors may determine, from time to time, to the fullest extent permitted by Section 145 of the Delaware Law.

The Company has obtained directors and officers liability insurance coverage. The policy insures directors and officers of the Company against losses arising from claims made against such directors or officers by reason of certain wrongful acts (as defined), such as errors, misstatements, misleading statements, acts, omissions, negligence or breaches of duty, but does not insure such persons against losses arising from claims made against such directors or officers for the return of certain unauthorized remunerations, for violations of Section 16(b) of the Exchange Act and for violations of similar laws and certain other matters.

The above discussion of the Delaware Law and the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws is not intended to be exhaustive and is qualified in its entirety by such statute, the Restated Certificate of Incorporation and the Amended and Restated By-Laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of January 12, 1999, between Valassis and The Bank of New York, as trustee, relating to the
6 5/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.1 to Valassis’ Registration Statement on Form S-4 (SEC File No. 333-75041) filed on March 25, 1999).

4.2	First Supplemental Indenture, dated as of March 9, 1999, between Valassis and The Bank of New York, as trustee, to the Indenture, dated as of January 12, 1999 (incorporated by reference to Exhibit 4.1(a) to Valassis’ Registration Statement on Form S-4 (SEC File No. 333-75041) filed on March 25, 1999).

4.3	Second Supplemental Indenture, dated as of March 2, 2007, between Valassis and The Bank of New York Trust Company, N.A., as trustee, to the Indenture, dated as of January 12, 1999 (incorporated by reference to Exhibit 4.3 to Valassis’ Form 8-K (SEC File No. 001-10991) filed on March 8, 2007).

4.4	Indenture dated as of May 22, 2003, between Valassis and BNY Midwest Trust Company, as trustee, relating to the Senior Convertible Notes due 2033 (incorporated by reference to Exhibit 4.1 to Valassis’ Registration Statement on Form S-3 (SEC File No. 333-107787) filed on August 8, 2003).

4.5	First Supplemental Indenture, dated as of March 2, 2007, between Valassis and BNY Midwest Trust Company, as trustee, to the Indenture, dated as of May 22, 2003 (incorporated by reference to Exhibit 4.4 to Valassis’ Form 8-K (SEC File No. 001-10991) filed on March 8, 2007).

4.6	Indenture, dated as of March 2, 2007, by and among Valassis, the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association, as trustee, relating to the 8 1/4% Senior Notes due 2015 (incorporated by reference to Exhibit 4.1 to Valassis’ Form 8-K (SEC File No. 001-10991) filed on March 8, 2007).

4.7	Rights Agreement, dated as of September 1, 1999, between Valassis and The Bank of New York, as rights agent (incorporated by reference to Exhibit 99.1 to Valassis’ Form 8-A (SEC File No. 001-10991) filed on September 27, 1999).

4.8	Amendment No. 1, dated as of October 10, 2003, to the Rights Agreement, dated as of September 1, 1999, between Valassis and National City Corporation, as rights agent (incorporated by reference to Exhibit 2 to Valassis’ Form 8-A/A (SEC File No. 011-10991) filed on October 14, 2003).

4.9	Amendment No. 2, dated as of January 5, 2007, to the Rights Agreement, dated as of September 1, 1999, as amended on October 10, 2003, between Valassis and National City Corporation, as rights agent (incorporated by reference to Exhibit 4.1 to Valassis’ Form 8-K (SEC File No. 001-10991) filed on January 8, 2007).

5.1	Opinion of Todd L. Wiseley, Esq., Secretary of Valassis Communications, Inc., dated June 30, 2008, as to the legality of the securities being offered.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Todd L. Wiseley, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).

99.1	Form of Non-Qualified Stock Option Agreement for Executive Officers and Directors under the Valassis Communications, Inc. 2008 Omnibus Incentive Compensation Plan.

99.2	Form of Restricted Stock Agreement for Executive Officers and Directors under the Valassis Communications, Inc. 2008 Omnibus Incentive Compensation Plan.

Item 9.	Undertakings.

The Company hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof.

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Livonia, State of Michigan, on the 30th day of June, 2008.

VALASSIS COMMUNICATIONS, INC.

By:	/s/ Alan F. Schultz
Alan F. Schultz President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, constitutes and appoints Alan F. Schultz, Robert L. Recchia and Todd L. Wiseley, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable in order to enable the Company to comply with the Securities Act and any requirements of the SEC in respect thereof, in connection with the filing with the SEC of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	Title	Date

/s/ Joseph B. Anderson, Jr. Joseph B. Anderson, Jr.	Director	June 30, 2008

/s/ Patrick F. Brennan Patrick F. Brennan	Director	June 30, 2008

/s/ Kenneth V. Darish Kenneth V. Darish	Director	June 30, 2008

Walter H. Ku	Director	June 30, 2008

SIGNATURE	Title	Date

/s/ Robert L. Recchia Robert L. Recchia	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 30, 2008

/s/ Marcella A. Sampson Marcella A. Sampson	Director	June 30, 2008

/s/ Alan F. Schultz Alan F. Schultz	President, Chief Executive Officer and Director (Principal Executive Officer)	June 30, 2008

/s/ Wallace S. Snyder Wallace S. Snyder	Director	June 30, 2008

/s/ Faith Whittlesey Faith Whittlesey	Director	June 30, 2008

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of January 12, 1999, between Valassis and The Bank of New York, as trustee, relating to the
6 5/8% Senior Notes due 2009 (incorporated by reference to Exhibit 4.1 to Valassis’ Registration Statement on Form S-4 (SEC File No. 333-75041) filed on March 25, 1999).

4.2	First Supplemental Indenture, dated as of March 9, 1999, between Valassis and The Bank of New York, as trustee, to the Indenture, dated as of January 12, 1999 (incorporated by reference to Exhibit 4.1(a) to Valassis’ Registration Statement on Form S-4 (SEC File No. 333-75041) filed on March 25, 1999).

4.3	Second Supplemental Indenture, dated as of March 2, 2007, between Valassis and The Bank of New York Trust Company, N.A., as trustee, to the Indenture, dated as of January 12, 1999 (incorporated by reference to Exhibit 4.3 to Valassis’ Form 8-K (SEC File No. 001-10991) filed on March 8, 2007).

4.4	Indenture dated as of May 22, 2003, between Valassis and BNY Midwest Trust Company, as trustee, relating to the Senior Convertible Notes due 2033 (incorporated by reference to Exhibit 4.1 to Valassis’ Registration Statement on Form S-3 (SEC File No. 333-107787) filed on August 8, 2003).

4.5	First Supplemental Indenture, dated as of March 2, 2007, between Valassis and BNY Midwest Trust Company, as trustee, to the Indenture, dated as of May 22, 2003 (incorporated by reference to Exhibit 4.4 to Valassis’ Form 8-K (SEC File No. 001-10991) filed on March 8, 2007).

4.6	Indenture, dated as of March 2, 2007, by and among Valassis, the Subsidiary Guarantors named therein and Wells Fargo Bank, National Association, as trustee, relating to the 8 1/4% Senior Notes due 2015 (incorporated by reference to Exhibit 4.1 to Valassis’ Form 8-K (SEC File No. 001-10991) filed on March 8, 2007).

4.7	Rights Agreement, dated as of September 1, 1999, between Valassis and The Bank of New York, as rights agent (incorporated by reference to Exhibit 99.1 to Valassis’ Form 8-A (SEC File No. 001-10991) filed on September 27, 1999).

4.8	Amendment No. 1, dated as of October 10, 2003, to the Rights Agreement, dated as of September 1, 1999, between Valassis and National City Corporation, as rights agent (incorporated by reference to Exhibit 2 to Valassis’ Form 8-A/A (SEC File No. 011-10991) filed on October 14, 2003).

4.9	Amendment No. 2, dated as of January 5, 2007, to the Rights Agreement, dated as of September 1, 1999, as amended on October 10, 2003, between Valassis and National City Corporation, as rights agent (incorporated by reference to Exhibit 4.1 to Valassis’ Form 8-K (SEC File No. 001-10991) filed on January 8, 2007).

5.1	Opinion of Todd L. Wiseley, Esq., Secretary of Valassis Communications, Inc., dated June 30, 2008, as to the legality of the securities being offered.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Todd L. Wiseley, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page to this Registration Statement).

99.1	Form of Non-Qualified Stock Option Agreement for Executive Officers and Directors under the Valassis Communications, Inc. 2008 Omnibus Incentive Compensation Plan.

99.2	Form of Restricted Stock Agreement for Executive Officers and Directors under the Valassis Communications, Inc. 2008 Omnibus Incentive Compensation Plan.